Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT

DATED JULY 15, 2013 TO PROSPECTUS DATED MAY 1, 2013

JUNE 2013 PERFORMANCE UPDATE

	June 2013	Year to Date	Total NAV 06/30/2013	NAV per Unit 06/30/2013
Series A-1	-13.40%	-20.32%	$8,281,593	$1,133.88
Series A-2	-13.26%	-19.52%	$2,231,050	$1,269.60
Series B-1	-14.23%	-15.07%	$2,262,367	$943.26
Series B-2	-14.08%	-14.21%	$3,307,161	$1,018.45

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1

JUNE 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended June 30, 2013)

STATEMENT OF INCOME
JUNE 2013
Investment income, interest	$(206)

Expenses
Management fee	15,593
Ongoing offering expenses	—
Operating expenses	5,198
Selling commissions	13,860
Other expenses	191
Incentive fee	—
Brokerage commissions	12,706
Total expenses	47,549

Net investment gain (loss)	(47,754)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(53,393)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(1,180,546)

Net gain (loss) on investments	(1,233,938)

Net increase (decrease) in net assets from operations	$(1,281,693)

STATEMENT OF CHANGES IN NET ASSET VALUE
JUNE 2013
Net assets, beginning of period	$9,803,306

Net increase (decrease) in net assets from operations	(1,281,693)

Capital share transactions
Issuance of shares	2,000
Redemption of shares	(242,020)

Net increase (decrease) in net assets from capital share transactions	(240,020)

Net increase (decrease) in net assets	(1,521,713)

Net assets, end of period	$8,281,593
NAV Per Unit, end of period	$1,133.88

SUPERFUND GOLD, L.P. – SERIES A-2

JUNE 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended June 30, 2013)

STATEMENT OF INCOME
JUNE 2013
Investment income, interest	$(55)

Expenses
Management fee	4,194
Ongoing offering expenses	—
Operating expenses	1,398
Other expenses	51
Incentive fee	—
Brokerage commissions	3,417
Total expenses	9,060

Net investment gain (loss)	(9,116)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(14,360)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(317,506)

Net gain (loss) on investments	(331,866)

Net increase (decrease) in net assets from operations	$(340,981)

STATEMENT OF CHANGES IN NET ASSET VALUE
JUNE 2013
Net assets, beginning of period	$2,581,700

Net increase (decrease) in net assets from operations	(340,981)

Capital share transactions
Issuance of shares	139,035
Redemption of shares	(148,703)

Net increase (decrease) in net assets from capital share transactions	(9,669)

Net increase (decrease) in net assets	(350,650)

Net assets, end of period	$2,231,050

NAV Per Unit, end of period	$1,269.60

SUPERFUND GOLD, L.P. – SERIES B-1

JUNE 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended June 30, 2013)

STATEMENT OF INCOME
JUNE 2013
Investment income, interest	$(101)

Expenses
Management fee	4,260
Ongoing offering expenses	—
Operating expenses	1,420
Selling commissions	3,786
Other expenses	264
Incentive fee	—
Brokerage commissions	5,387
Total expenses	15,117

Net investment gain(loss)	(15,219)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(38,177)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(321,806)

Net gain(loss) on investments	(359,983)

Net increase (decrease) in net assets from operations	$(375,201)

STATEMENT OF CHANGE IN NET ASSET VALUE
JUNE 2013
Net assets, beginning of period	$2,670,706

Net increase (decrease) in net assets from operations	(375,201)

Capital share transactions
Issuance of shares	0
Redemption of shares	(33,138)

Net increase (decrease) in net assets from capital share transactions	(33,138)

Net increase(decrease) in net assets	(408,339)

Net assets, end of period	$2,262,367
NAV Per Unit, end of period	$943.26

SUPERFUND GOLD, L.P. – SERIES B-2

JUNE 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended June 30, 2013)

STATEMENT OF INCOME
JUNE 2013
Investment income, interest	$(148)

Expenses
Management fee	6,216
Ongoing offering expenses	—
Operating expenses	2,072
Other expenses	385
Incentive fee	—
Brokerage commissions	7,862
Total expenses	16,536

Net investment gain(loss)	(16,684)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(55,714)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(469,635)

Net gain(loss) on investments	(525,349)

Net increase (decrease) in net assets from operations	$(542,032)

STATEMENT OF CHANGE IN NET ASSET VALUE
JUNE 2013
Net assets, beginning of period	$3,849,088

Net increase (decrease) in net assets from operations	(542,032)

Capital share transactions
Issuance of shares	33,148
Redemption of shares	(33,043)

Net increase (decrease) in net assets from capital share transactions	105

Net increase(decrease) in net assets	(541,928)

Net assets, end of period	$3,307,161

NAV Per Unit, end of period	$1,018.45

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.